EXHIBIT 99.1

[CHART LOGO]	NEWS RELEASE

Chart Industries, Inc.	Contact:	Don A. Baines
5885 Landerbrook Drive		Chief Financial Officer
Cleveland, OH 44124		Chart Industries, Inc.
Phone: 440.753.1490		440.753.0005
www.chart-ind.com
CHT-1180-P
Immediate Release

CHART INDUSTRIES REPORTS FIRST-QUARTER EARNINGS
OF $.02 PER SHARE

CLEVELAND, OH - April 30, 2001 - Chart Industries, Inc. (NYSE:CTI) today reported financial results for its first quarter ended March 31, 2001. Chart reported first-quarter sales of $89.0 million and net income of $0.02 per share.

        Sales for the first quarter of 2001 increased 29.0 percent to $89.0 million from $69.0 million for the corresponding quarter in 2000. Net income was $405,000, or $0.02 per diluted share, for the first quarter of 2001 compared with a net loss of $385,000, or $0.02 per diluted share, for the first quarter of 2000.

        Commenting on Chart's first-quarter results, Arthur S. Holmes, Chairman and Chief Executive Officer, said, "Our first-quarter operating results were somewhat stronger than expected due to a favorable sales mix. Although originally anticipated to be soft, our 2001 first-quarter sales were close to our strong fourth quarter of 2000.

        "Each of our three business segments produced sales growth over the same quarter of last year, resulting in a 29 percent increase. Our operating income of $8.2 million was down slightly from the fourth quarter of 2000, as expected, but 61 percent better than the same quarter of 2000. Net income for the first quarter was impacted by a non-cash interest charge of $822,000 and a net of tax cumulative effect charge of $88,000 related to the application and adoption of the new accounting rules for derivative financial instruments. This non-cash charge reduced net income per diluted share by $0.02.

        "Our biggest businesses saw flat to softer order intake this quarter. The Distribution & Storage (D&S) segment order flow continued to be stable with new orders at the same level as last quarter and consistent with current sales levels. In the Applied Technologies (AT) segment, we have experienced a slow down of orders for certain product lines. The depressed market conditions for

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Chart Industries 1st Quarter Earnings 2001
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the Process Systems and Equipment (PS&E) business have continued. In addition to the delayed recovery of the industrial gas market, the relatively active hydrocarbon processing market has not generated firm orders. These projects appear to be very viable but continue to delay order award dates. We have taken steps to reduce manpower levels and other costs for the slower product lines, particularly in the PS&E segment. Further reductions and consolidations are being studied for implementation if the recovery continues to delay.

        "Based upon our understanding of current economic conditions, we anticipate 2001 to have revenue growth compared with 2000, but lower gross margins due to the anticipated sales mix and lower pricing in the PS&E segment. The current trend of lower interest rates will be beneficial to Chart going forward. We also plan to use internal cash flows generated to invest in our leading growth businesses and hope to obtain outside financing to accelerate their introduction to the market. Overall, our profitability is expected to improve compared with 2000.

        "In summary, our challenge is to continue to improve operating performance under soft economic conditions and reduce debt. We are taking decisive actions to reduce costs, sell under-performing assets and promote growth initiatives."

        Financial highlights are as follows (all figures are in thousands of dollars except per-share amounts, which are based on average shares outstanding on a diluted basis):

	Three months ended March 31,

	2001	2000	% Increase
Sales	$89,032	$68,992	29.0%
Gross profit	27,069	19,760	37.0%
Net income (loss)	405	(385)	N/M
Net income (loss) per share - assuming dilution	0.02	(0.02)	N/M

N/M = Not meaningful

CONSOLIDATED FIRST-QUARTER 2001 FINANCIAL RESULTS

Sales for the first quarter of 2001 were $89.0 million versus $69.0 million for the first quarter of 2000, an increase of $20.0 million, or 29.0 percent. The improvement in sales compared to the first quarter of 2000 is largely driven by projects in the PS&E segment. Sales for the current quarter included heat exchangers and cold boxes for the Trinidad project, acoustic liquefaction equipment and several smaller hydrocarbon projects. Also contributing to the higher sales was the AT segment, which had increased sales in the LNG alternative vehicle fuel equipment, medical oxygen and biological storage markets compared with the first quarter of 2000.         Gross profit for the first quarter of 2001 was $27.1 million versus $19.8 million for the first quarter of 2000, an increase of $7.3 million, or 37.0 percent. Gross profit margin for the first quarter of 2001 was 30.4 percent versus 28.6 percent for the first quarter of 2000. The increases in gross profit and gross profit margin occurred largely in the PS&E segment, where the gross margin increased from 9.2 percent in the first quarter of 2000 to 28.1 percent in the first quarter of 2001, and gross profit increased by $5.3 million. These increases were the result of better volume in hydrocarbon equipment, particularly the Bechtel jobs for the Trinidad LNG Expansion project.

        Selling, general and administrative (SG&A) expense for the first quarter of 2001 was $17.6 million, versus $13.5 million for the first quarter of 2000. This increase reflected higher employee benefit costs for medical coverage and workers' compensation. SG&A expense as a percentage of sales increased to 19.8 percent for the first quarter of 2001 versus 19.5 percent for the first quarter of 2000.

        The Company recorded $1.2 million of goodwill amortization in the first quarter of 2001 and 2000.

        The Company entered into two interest-rate collars covering a total of 50 percent of the Company's term debt shortly after entering into its Credit Facility in 1999. The collars are intended to mitigate the risk of increasing interest rates by providing a cap on the base rate paid while also giving the counterparties to the transaction a floor on the interest rate received. Under newly adopted accounting rules for derivative financial instruments, the Company recognized a charge to earnings in the first quarter of 2001 for the change in fair value of the interest rate collars despite making no actual payments under the floor provisions. The fair value of the interest rate collars is determined by the expectation of future interest rates and is, therefore, difficult to predict. The liability relating to the collars of $1.0 million recorded by the Company at March 31, 2001 represents the market's estimate of payments above actual rates to be made over the life of the collars.

        Net interest expense for the first quarter of 2001, excluding the charge related to the interest rate collars, was $6.3 million compared with $6.2 million for the first quarter of 2000, reflecting higher average borrowings during the period. As of March 31, 2001, the Company had borrowings of $264.8 million under its Credit Facility and was icompliance with all related covenants.

        Cash used in operations for the first quarter of 2001 was $5.6 million compared with cash provided by operations of $8.0 million in the first quarter of 2000. The Company's 2001 first-quarter operating cash flow primarily reflects increasing inventory levels, as shipments slowed in certain product lines, as well as reductions in accrued expenses, including customer rebates and employee incentives.

        Capital expenditures for the first quarter of 2001 were $2.0 million compared with $1.2 million in the first quarter of 2000. The Company believes that $1.4 million to $2.0 million per quarter is the normal maintenance level for capital expenditures.

        The Company forecasts sufficient cash flow from operations and available borrowings to fund principal and interest payments, working capital requirements and capital expenditures for the current fiscal year. The Credit Agreement amendment, which provided relief on financial covenants, and the additional liquidity facility agreed upon during the fourth quarter of 2000 expire at the end of 2001. The Company is currently evaluating its options related to the Credit Facility.

ORDERS AND BACKLOG

Chart's consolidated orders for the first quarter of 2001 totaled $73.0 million, compared with orders of $84.9 million for the fourth quarter of 2000. Chart's consolidated firm order backlog at March 31, 2001, was $89.9 million, compared with $108.1 million at December 31, 2000.

        AT orders for the first quarter of 2001 totaled $29.8 million, compared with $43.7 million for the fourth quarter of 2000. The fourth-quarter orders for MRI cryostats were bundled together to cover several quarters of shipments, and were therefore much larger than normal. The MRI cryostats line has seen a slow down in requested shipments. The segment has also experienced a slow down in orders for cryogenic components, especially vacuum-insulated pipe.

        D&S orders for the first quarter of 2001 totaled $32.9 million, compared with $32.6 million for the fourth quarter of 2000. Orders have been lower in D&S over the last two quarters, reflecting some economic softness and tighter budgeting by our customers.

        PS&E orders for the first quarter of 2001 totaled $10.3 million, compared with $8.5 million in the fourth quarter of 2000. Orders in this segment are lower after two strong quarters in early 2000, which included large awards for the Trinidad LNG Expansion project. The Company has experienced continued weak order flow in this segment in both the industrial gas and hydrocarbon processing markets notwithstanding stronger quote activity in natural gas and petrochemical processing.

GENERAL

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, the ability of the Company to satisfy covenants under its Credit Facility, the ability of the Company to obtain outside financing for business development initiatives, the extent of product liability claims asserted against the Company, and worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

        Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 14 states and international operations located in Australia, China, Czech Republic, England, Germany and Singapore.

        For more information on Chart Industries, Inc., visit the Company's home page web site at www.chart-ind.com.

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Chart Industries 1st Quarter Earnings 2001
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CHART INDUSTRIES, INC.

QUARTERLY SEGMENT INFORMATION (UNAUDITED)
LAST FIVE-QUARTER TREND

	2000 First Quarter	2000 Second Quarter	2000 Third Quarter	2000 Fourth Quarter	2001 First Quarter
Sales		(Dollars in thousands)
Applied Technologies	$29,518	$33,855	$35,409	$38,170	$34,124
Distribution & Storage Equipment	32,208	35,792	36,166	33,763	33,579
Process Systems & Equipment	7,266	9,277	16,437	17,839	21,329

Total	$68,992	$78,924	$88,012	$89,772	$89,032

Gross Profit
Applied Technologies	$11,999	$13,454	$14,391	$14,606	$13,479
Distribution & Storage Equipment	7,090	8,088	7,890	6,243	7,603
Process Systems & Equipment	671	2,111	4,670	4,816	5,987

Total	$19,760	$23,653	$26,951	$25,665	$27,069

Gross Profit Margin
Applied Technologies	40.6%	39.7%	40.6%	38.3%	39.5%
Distribution & Storage Equipment	22.0%	22.6%	21.8%	18.5%	22.6%
Process Systems & Equipment	9.2%	22.8%	28.4%	27.0%	28.1%
Total	28.6%	30.0%	30.6%	28.6%	30.4%

Orders
Applied Technologies	$31,907	$35,620	$37,010	$43,722	$29,822
Distribution & Storage Equipment	41,279	35,070	45,769	32,638	32,881
Process Systems & Equipment	7,270	30,472	31,889	8,518	10,297

Total	$80,456	$101,162	$114,668	$84,878	$73,000

Backlog
Applied Technologies	$27,366	$28,767	$29,939	$35,205	$29,155
Distribution & Storage Equipment	34,020	32,057	40,337	39,227	38,066
Process Systems & Equipment	7,403	27,744	43,163	33,686	22,653

Total	$68,789	$88,568	$113,439	$108,118	$89,874

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Chart Industries 1st Quarter Earnings 2001
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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2000

Sales	$89,032	$68,992
Cost of sales	61,963	49,232

Gross profit	27,069	19,760

Selling, general and administrative expense	17,624	13,466
Goodwill amortization expense	1,232	1,207

	18,856	14,673

Operating income	8,213	5,087

Other income (expense):
Gain on sale of assets		366
Interest expense - net	(7,125)	(6,237)

	(7,125)	(5,871)

Income (loss) before income taxes, minority interest and
cumulative effect of change in accounting principle	1,088	(784)

Income tax expense (benefit)	574	(421)

Income (loss) before minority interest and cumulative
effect of change in accounting principle	514	(363)

Minority interest, net of taxes	21	22

Income (loss) before cumulative effect of change
in accounting principle	493	(385)

Cumulative effect of change in accounting principle, net of taxes	88

Net income (loss)	$405	($385)

Net income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.02	($0.02)
Cumulative effect of change in accounting principle	0.00	0.00

Net income (loss) per common share	$0.02	($0.02)

Net income (loss) per common share - assuming dilution:
Income (loss) before cumulative effect of change in accounting principle	$0.02	($0.02)
Cumulative effect of change in accounting principle	0.00	0.00

Net income (loss) per common share - assuming dilution	$0.02	($0.02)

Shares used in per share calculations	24,382	23,899

Shares used in per share calculations - assuming dilution	24,612	23,899

Chart Industries 1st Quarter Earnings 2001
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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31, 2001	December 31, 2000
ASSETS

Current Assets
Cash and cash equivalents	$3,268	$4,921
Accounts receivable, net	54,372	53,917
Inventories, net	71,432	66,987
Other current assets	29,711	31,006

Total Current Assets	158,783	156,831

Property, plant and equipment, net	62,321	63,382
Goodwill, net	171,211	173,128
Other assets, net	27,139	28,148

TOTAL ASSETS	$419,454	$421,489

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$37,130	$36,265
Customer advances	478	1,790
Billings in excess of contract revenue	2,979	2,630
Accrued expenses and other liabilities	39,597	44,770
Current portion of long-term debt	28,446	25,484

Total Current Liabilities	108,630	110,939

Long-term debt	246,868	244,386
Other long-term liabilities	11,073	11,320

Shareholders' Equity	52,883	54,844

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$419,454	$421,489

The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Chart Industries 1st Quarter Earnings 2001
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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2001	2000
OPERATING ACTIVITIES
Net income (loss)	$405	($385)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Cumulative effect of change in accounting principle	88
Gain on sale of assets		(366)
Depreciation and amortization	4,871	4,842
Income from joint venture	(219)
Foreign currency transaction gain	(159)	(149)
Minority interest	21	52
Deferred income taxes		388
Contribution of stock to employee benefit plans	684	681
Increase (decrease) in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(1,699)	10,041
Inventory and other current assets	(4,645)	(9,018)
Accounts payable and other current liabilities	(3,995)	1,067
Billings in excess of contract revenue and
customer advances	(918)	864

Net Cash (Used In) Provided By Operating Activities	(5,566)	8,017

INVESTING ACTIVITIES
Capital expenditures	(1,950)	(1,213)
Proceeds from sale of assets		900
Other investing activities	290	(692)

Net Cash Used In Investing Activities	(1,660)	(1,005)

FINANCING ACTIVITIES
Borrowings on revolving credit facilities	28,396	33,532
Repayments on revolving credit facilities	(19,837)	(28,791)
Principal payments on long-term debt	(2,961)	(7,564)
Treasury stock and stock option transactions	(77)	1

Net Cash Provided By (Used In) Financing Activities	5,521	(2,822)

Net (decrease) increase in cash and cash equivalents	(1,705)	(4,190)
Effect of exchange rate changes on cash	52	(963)
Cash and cash equivalents at beginning of period	4,921	2,314

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,268	$5,541